Exhibit 2.1

FIRST AMENDMENT TO

ASSET PURCHASE AGREEMENT

This First Amendment to Asset Purchase Agreement (this “Amendment”) is made as of this 10th day of July 2023, by and between Xtant Medical Holdings, Inc., a Delaware corporation (the “Purchaser”), and Surgalign Holdings, Inc., a Delaware corporation (“Seller” and together with Purchaser, the “Parties”).

WITNESSETH:

WHEREAS, Purchaser and Seller entered into that certain Asset Purchase Agreement, dated June 18, 2023 (the “Agreement”) that provides for, among other things, the purchase by Purchaser of certain assets of Seller and its Subsidiaries predominantly used in or related to Seller’s and its Subsidiaries hardware and biologics business, and Purchaser assuming from Seller and its Subsidiaries, certain specified liabilities related thereto, in each case as set forth in the Agreement;

WHEREAS, clause (B) of Section 7.1(d)(iv) of the Agreement provides that Purchaser may terminate the Agreement by providing to Seller written notice of termination no later than 5:00 p.m. CT on the date that is five (5) Business Days after receipt by Purchaser of all of the final Disclosure Schedules if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion;

WHEREAS, Purchaser received from Seller final Disclosure Schedules on July 2, 2023 and Purchaser is conducting further diligence with respect to various matters included on such Disclosure Schedules;

WHEREAS, Purchaser and Seller wish to amend the Agreement to (i) extend the time by which Purchaser may terminate the Agreement under clause (B) of Section 7.1(d)(iv) to 5:00 p.m. CT on July 20, 2023 and (ii) clarify certain other provision in the Agreement as provided herein; and

WHEREAS, Section 7.12 of the Agreement provides that the Agreement may be amended by the written agreement of Seller and Purchaser.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties, being all of the parties to the Agreement, hereby agree as follows:

1. Defined Terms. Capitalized terms used in this Amendment and not otherwise defined shall have the meaning given such terms in the Agreement.

2. Amendment to the Agreement. Effective as of the date of this Amendment:

a. Section 7.1(d)(iv) is amended and restated in its entirety as provided below:

(A) Seller has not provided complete copies of all of the Disclosure Schedules (other than Schedule 5.7) to Purchaser by 1:00 p.m. CT on the date that is fourteen (14) days after the date of this Agreement; or (B) if any of the Disclosure Schedules, or any matter, fact, item of information, circumstance, event, Liability or other disclosure set forth on, or described or referred to in, any of the Disclosure Schedules, shall not be acceptable to Purchaser in its sole discretion; provided, however, that to terminate this Agreement under this clause (B), Purchaser must provide to Seller notice of termination no later than 5:00 p.m. CT on July 20, 2023; provided, further, that Purchaser shall not be permitted to terminate this Agreement pursuant to this Section 7.1(d)(iv) after the date that is the later of (A) one (1) day prior to the hearing before the Bankruptcy Court seeking entry of the Bid Procedures Order and (B) July 20, 2023.

b. Section 7.18(b) is hereby amended and restated in its entirety as provided below:

Without limiting the foregoing, effective as of the Closing Date, Purchaser, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries (including, as of the Closing, the Acquired Subsidiaries) and Affiliates, and each of their respective successors and assigns (“Purchaser Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Seller, each of other the members of the Parent Group (for the avoidance of doubt, other than any Acquired Subsidiary), and each of their respective past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Seller Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Purchaser Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Seller Releasee in any capacity related to Seller, the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Released Claim”), and the Released Claims specifically includes any amounts owed or owing by any of the Seller Releasees to any Acquired Subsidiary as of the Closing Date. Each Purchaser Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns not to, assert any Released Claim against the Seller Releasees. Notwithstanding the foregoing, each Purchaser Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements

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c. Section 7.18(c) is hereby amended and restated in its entirety as provided below:

Without limiting the foregoing, effective as of the Closing Date, Seller, on behalf of itself and its respective officers, directors, equityholders, Subsidiaries (excluding, for the avoidance of doubt, any Acquired Subsidiaries) and Affiliates, and each of their respective successors and assigns (“Seller Releasor”), hereby releases, acquits and forever discharges, to the fullest extent permitted by Law, Purchaser and its past, present or future officers, managers, directors, equityholders, partners, members, Affiliates, employees, counsel and agents (each, a “Purchaser Releasee”) of, from and against any and all Liabilities, actions, causes of action, Claims, demands, damages, judgments, debts, dues and suits of every kind, nature and description whatsoever, which such Seller Releasor or its successors or assigns ever had, now has or may have on or by reason of any matter, cause or thing whatsoever to the Closing Date, in each case in respect of any cause, matter or thing relating to the Purchased Assets, the Business or any action taken or failed to be taken by any Purchaser Releasee in any capacity related to Purchaser, the Purchased Assets or the Business occurring or arising on or prior to the Closing Date (a “Seller Released Claim”), and the Seller Released Claims specifically includes any amounts owed or owing by any of the Acquired Subsidiaries to any Seller Releasor as of the Closing Date. Each Seller Releasor agrees not to, and agrees to cause its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns not to, assert any Seller Released Claim against the Purchaser Releasees. Notwithstanding the foregoing, each Seller Releasor and its respective officers, directors, equityholders, Subsidiaries and Affiliates, and each of their respective successors and assigns retain, and do not release, their rights and interests under the terms and conditions of this Agreement, the Confidentiality Agreement and the Ancillary Agreements.

3. No Other Amendments. Except as specifically deemed amended as set forth herein, the Agreement shall remain in full force and effect in accordance with its terms. The amendments provided in this Amendment shall be applicable solely with respect to those matters expressly provided herein and no other amendments, waivers or consents may be construed or implied. This Amendment, together with all documents referenced herein, the other Ancillary Agreements and the Confidentiality Agreement, constitutes the entire agreement between the Parties, and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, both written and oral, between the Parties with respect to the subject matter hereof and thereof.

4. Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

5. Miscellaneous. The provisions of Section 7.6 (Governing Law; Jurisdiction; WAIVER OF JURY TRIAL), Section 7.7 other than the first sentence thereof (Interpretation), Section 7.8 (Notices), Section 7.12 (Amendment), Section 7.14 (Specific Performance), Section 7.15 (Severability), Section 7.16 (Waivers), Section 7.17 (Binding Effect; Third Party Beneficiaries; Assignment), and Section 7.18(a) (Non-Recourse) of the Agreement shall apply to this Amendment mutatis mutandis.

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IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

Seller:		Purchaser:

Surgalign Holdings, Inc.		Xtant Medical Holdings, Inc.

By:	/s/ Terry Rich	By:	/s/ Sean Browne
Name:	Terry Rich	Name:	Sean Browne
Title:	President, Chief Executive Officer	Title:	President & Chief Executive Officer